NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 05-03

March 15, 2005

Cumberland Announces 2005 Meadowbank Exploration Program

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) is pleased to announce a budget of $3.5 million for the  2005 exploration program on the Company’s 100% owned Meadowbank gold project located in Nunavut, Canada.  The two phased program, including a planned 7,000 to 9,000 metre diamond drilling program, is expected to commence in April and will focus on increasing gold reserves and resources at Meadowbank.

Cumberland is advancing Meadowbank towards production after a feasibility study* completed in February 2005 (see news release NR05-02) indicated the project could support a production rate of 316,000 ounces per year at an estimated cash cost of US$224 per ounce over an 8.3 year mine life.

Meadowbank Gold Project Production Profile*

Open Pit Mineral Reserves (Proven and Probable)	2,768,000 ounces
Mine Throughput	2.73 Mtpa
Mine Life	8.3 years
Average Annual Production Rate Years 1 to 4 Life of Mine	376,000 ounces 316,000 ounces
Total Cash Cost per Oz. Years 1 to 4 Life of Mine	US$199 US$224
Estimated Start of Operations+	mid-2008

Assumptions include a long term gold price of US$400/oz

and an exchange rate of US$0.75 per Cdn$1.00.

+Assuming final permits and licenses obtained in early 2006.

“Meadowbank is host to the largest pure-gold open pit reserves established in Canada, providing the Company with a solid economic basis to emerge as an intermediate level gold producer,” said Kerry Curtis, President and CEO. “Historically, exploration at Meadowbank has consistently returned additional resources, achieving a remarkable discovery cost of approximately US$12 per reserve ounce gold.  The 2005 exploration program will focus on the considerable opportunities that exist to expand the 2.8 million ounce reserve and further improve the economics of the project by extending the operational life of the mine.”

The proven and probable reserve estimate for the three, shallow open pits proposed at Meadowbank is as follows:

Meadowbank Gold Project Open Pit Mining Reserves (Proven and Probable)**

Open Pit	Ore (t)	Au Grade (g/t)	Contained Ounces
Portage	11,180,000	4.27	1,534,000
Vault	8,469,000	3.18	866,000
Goose	2,247,000	5.09	368,000
Total		3.93	2,768,000

2005 Planned Exploration Program

The 2005 Meadowbank exploration program will consist of a two phased drill program, subject to the availability of third-party drillers, and grassroots exploration along the 25 kilometre Meadowbank gold trend.  At the Goose Island deposit, the Phase I drill program will focus on expansion of high grade intersections yielded in the 2004 drill program.  South of the Goose Island deposit, drilling will test an 850 metre strike length of stratigraphy where previous wide spaced drilling has intersected gold mineralization similar to the Goose Island deposit.  The Phase I program will also focus on the PDF deposit, which remains open for expansion at depth.   The Phase II program will consist of up to 2,000 metres of drilling, grassroots exploration on favourable structures north of the Vault deposit, and follow-up exploration on numerous recently defined prospects situated both near the proposed open pits and across the property.

2005 Exploration Targets (See Attached Maps)

Expansion of the Goose Island Deposit:  Significant potential exists to expand the Goose Island deposit (368,000 ounces of gold reserves) both along strike and in the down dip direction.  The 2005 drilling will follow up on significant results from drilling in 2004 including:

Downdip extensions:     Hole G04-521: 8.43 g/t gold over 5.83 metres at 80 metres below surface

             Hole G04-509: 12.72 g/t over 11.25m at 85m below surface

South strike extensions: Hole G04-527: 87.88 g/t over 4.91m at 50m below surface

North strike extensions:  Hole G04-523: 18.28 g/t over 0.94m at 50m below surface

And: 1.72 g/t over 10.11m

South of the Goose Island Deposit:  The Goose Island South target area is located approximately 300 metres south of the proposed Goose Island open pit.  The target covers approximately 850 metres of prospective iron formation along strike from the Goose Island deposit.  Previous wide spaced drilling completed in 1995 and 1997 intersected mineralization including:

Hole G97-172: 3.77 g/t gold over 3.30 metres at 382 metres below surface

Hole G97-171: 2.37 g/t over 3.00m at 276m below surface

Hole G95-073: 3.37 g/t over 5.00m at 72m below surface

   Incl: 6.78 g/t over 1.00m

Expansion of the PDF Deposit:  The PDF deposit, located 10 kilometres north of the Vault proposed open pit, was expanded by drilling in late 2004. The deposit now hosts inferred gold resources*** of 73,000 ounces of gold in 507,000 tonnes grading 4.50 g/t gold, which are not included in the current mine plan.  Wide spaced drilling in 2005 will focus on the expansion potential of the deposit in the down dip direction and follow up on significant results from the 2004 program, including:

Hole PDF04-035: 5.60 g/t gold over 3.02 metres at 125 metres below surface

Hole PDF04-036: 6.79 g/t over 2.51m at 132m below surface

Incl: 13.00 g/t over 1.26m

Cumberland is a well financed mineral exploration and development company.  The Company completed a feasibility study on the Meadowbank gold project (100% interest) in Nunavut and is advancing the project to production.  The Company also holds a 22% carried to production interest in the Meliadine West gold project in Nunavut. The shares of Cumberland are traded on the Toronto Stock Exchange and the American Stock Exchange under the symbol CLG.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

Forward Looking Statements and Risks - This News Release contains “forward-looking statements”, including, but not limited to, statements regarding our expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates. Forward-looking statements express, as at the date of this report, our plans, estimates, forecasts, projections, expectations or beliefs as to future events or results. We caution that forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in our AIF filed with the Securities Commissions of the Provinces of British Columbia, Ontario, Quebec and Nova Scotia in our 40F filed with the United States Securities and Exchange Commission (the “SEC”) and with the Toronto Stock Exchange.

* Meadowbank Feasibility Study (First Quarter 2005) – The feasibility study incorporates improvements to the mine model as a result of a re-design completed in 2004 by the Company and the study manager, AMEC Americas Ltd. (“AMEC”). Construction scheduling and capital cost estimation has been prepared by Merit International Consultants Inc (“Merit”). Metallurgical and process test work was completed by SGS Lakefield Research Ltd.  Process design was completed by International Metallurgical and Environmental Inc. and AMEC. Supporting geotechnical engineering, hydrogeological and geochemical studies were completed by Golder Associates Ltd. (“Golder”). The Study has been prepared in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101 (“NI 43-101”). Assumptions include a long term gold price of US$400/oz. and an exchange rate of US$0.75 per Cdn$1.00.

** Meadowbank Gold Reserves (First Quarter 2005) - The open pit mining reserves have been prepared in accordance with NI 43-101. Mr. Mark Pearson, P.Eng Principal Mining Engineer with AMEC Americas Limited is the independent Qualified Person responsible for preparation of stated reserves.

PDF - Inferred Resource
507,000 t @ 4.5 g / t Au
PDF Extension
(see detailed map)
Vault - Open Pit Mining Reserve
866,000 oz
Portage - Open Pit
Mining Reserve 1,534,000 oz
Goose Island - Open Pit
Mining Reserve 368,000 oz
Goose Island Target
(see detailed map)
0
5 km
CUMBERLAND
RESOURCES LTD.
Meadowbank Gold
Project
2005 Drill Targets
LEGEND
Granite
Quartzite
2005 Exploration
Target Area
Greenstone Belt
Gold Deposit
(surface trace)
Gold Occurrence